Exhibit 10.16

Summary of Loan Contract

Summary of Loan Contract Entered into by and between Changzhou Wujin Best Cable Co., Ltd. ("the Company") and Changzhou Wunjin Branch, Agricultural Bank of China ("the Creditor") dated October 15, 2009

Main contents

  Contract number: 32101200900027962;

  Loan principal: RMB 3 million;

  Loan term: from October 15, 2009 to April 14, 2010;

  Floating interest rate: annually 5.832%, rate adjustment in a 3-month cycle;

  Interest accrued and settled per month, interest settlement day is the 20th day of each month;

  Penalty interest rate for delayed repayment: 5.832% plus 50% *5.832%;

  Penalty interest rate for embezzlement of loan proceeds: 5.832% plus 100% *5.832%;

  Purpose of the loan is to provide short term working capital;

  Advanced repayment of loan needs to be approved by the Creditor;

  Breach of contract penalties: correct the breach of contract in time limit; suspension of loan unprovided; release loan agreement, demand prepayment of loan principal and interest before maturity; imposition of punitive interest incurred due to delayed loan; imposition of punitive interest for embezzlement of loan; imposition of plural interest for unpaid interest; withdraw from any accounts of the Company the loan principal, interest and other fees; compensation for the Creditor’s expenses incurred due to demanding the loan principal and interest in case of litigation, etc.